Exhibit 10.11

ASSET PURCHASE, ASSIGNMENT AND LICENSE AGREEMENT

1.

Effective Date:  “Effective Date” means the date upon which this Agreement is fully signed by both parties and Licensor has received the Asset Purchase Fee.

2.

Licensor:

Atari, Inc. (“Licensor”)

417 Fifth Avenue

New York, NY 10016

Attention: General Counsel

Phone: (212) 726-6913; Fax: (212) 726-4214

Address for Minimum Installment and Royalty payments due hereunder:

417 Fifth Avenue

New York, NY 10016

Attention: Francis McEnery, with a copy to the address above.

3.

Licensee:

Games, Inc. (“Licensee”)

425 Walnut Street

Suite 2300

Cincinnati, Ohio 45202

Attention: Roger Ach

Phone: (513) 721-3900; Fax: (513) 721-6035

4.

Property: “Property” means the original versions of the classic board or arcade games specified in Schedule A to this Agreement.  For the avoidance of doubt, the rights licensed under this Agreement shall exclude downloadable or retail PC versions, sequels, ports, and other derivative works of the original version of the classic board or arcade games set forth in Schedule A that are not available on Games.com as of the Effective Date, without the approval of Licensor and/or Hasbro, Inc.  Property owned or licensed by Hasbro, Inc. is listed on Schedule A and referred to herein as “Hasbro Property”.  Property owned by Licensor under the Atari brand is listed on Schedule A and referred to herein as “Atari Property”.  The parties agree to discuss in good faith the addition to the Property of three (3) games from Licensor’s Microprose catalogue, subject to third party rights. Such Property shall be listed on an addendum to Schedule A and referred to herein as “Microprose Property”

5.

Proprietary Subject Matter: "Proprietary Subject Matter" means all right, title, and interest in and to the title, symbols, trademarks, copyrights, designs, artwork, game play, icons and logos of the applicable Property, including to the extent reasonably available, html, gif, jpg files and .wav files relating to the existing online versions of the Property that are available on www.games.com as of the Effective Date, but excluding property owned by InfoSpace, Inc. or its successor in interest.

6.

Licensed Format: “Licensed Format” means the method for access to and operation of a Licensed Product only on a Licensee Website resident only on the World Wide Web as a client server application through a dial up, cable, DSL, or wireless connection from an Internet browser, including Netscape or Internet Explorer or other Internet browser which becomes available as a public standard, to the Licensee Website, excluding any electronic delivery that results in playability of the Licensed Product on a standalone basis or the user otherwise having a permanent copy of the Licensed Product.

7.

Licensed Product:  “Licensed Product” means online games based on or incorporating the Proprietary Subject Matter in the Licensed Format whose look and feel and scope of rule set and game play closely resemble the online versions of the Property on the Games.com website existing immediately prior to the execution of this Agreement and whose primary play pattern provides users with free or subscription based activities involving skill (mental or physical), strategy, role-playing, competition, or children’s education, except as otherwise set forth herein. Licensee shall create not more than a single composite version of any Licensed Product to operate with any and all Internet-enabled devices used by the end user to access the Licensed Products.  It is expressly acknowledged and agreed that Licensed Products will not include (i) any game product that includes gambling which results in cash payment to the player as part of the play pattern; (ii) any physical product, including without limitation, any board or LCD game that may utilize an Internet, computer or network connection to enhance its functionality or content; (iii) any product playable on a stand-alone basis or otherwise operable independent of a Licensee Web Site; or (iv) any online game playable via a proprietary network (except such Internet access networks as Licensor may approve from time to time).  For purposes of clarity, Licensee may distribute the Licensed Products through Licensee Web Sites described on Schedule C to this Agreement in accordance with the terms and conditions of this Agreement.  Licensee may promote its service through other Web Sites as long as no reference to or use of the Proprietary Subject Matter is made on that Website and Licensee otherwise complies with the terms and conditions of this Agreement.  If Licensee would like to use any the Proprietary Subject Matter on any Web Site, then Licensee shall obtain the prior approval of Licensor, such approval not to be unreasonably withheld.  In no event shall Licensed Products include any product which can result in the user competing for, being entered to win, or winning, whether as a consequence of skill, chance, or some combination thereof, cash payments or credits or any other prize, award, or reward of cash, credit, or merchandise.  Notwithstanding the foregoing, Licensee may use certain of the Licensed Products in connection with bona fide skill-based tournaments with non-cash prizes, subject to the limitations and requirements as discussed between Licensor and Hasbro.  Guidelines for use of certain of the Licensed Products in connection with bona fide skill-based tournaments with non-cash prizes are set forth on Schedule E to this Agreement. All such tournaments shall be subject to the prior written approval of Licensor (including Hasbro), and Licensee recognizes that, without implied limitation on the rights of Licensor and Hasbro to deny approval on other grounds, Licensor and Hasbro may deny approval to a so-called tournament that is essentially gaming or gambling.  During the Term, in the event that Hasbro, Inc. grants Licensor the right to sublicense Licensed Products based on or incorporating the Hasbro Property for skill based gaming or lottery play which results in cash payment to the user, Licensor agrees to engage in good faith negotiations with Licensee regarding such sublicense for a reasonable period not to exceed fifteen (15) days; provided however that Licensee acknowledges that Licensor makes no representation or warranty and assumes no obligation hereunder, express or implied, with respect to the availability of such rights from Hasbro, Inc.

8.

Licensee Web Site: “Licensee Web Site” means web sites owned or controlled by Licensee and operated in the United States, throughout the Term, namely www.games.com, play.games.com, and such other web sites now owned or operated or to be owned or operated by Licensee in the future, which feature online gameplay, provided that such other web sites shall be described on Schedule C to this Agreement, as may be amended from time to time.

9.

Territory: “Territory" means all the countries of the world except (i) countries to which distribution of the Licensed Product is prohibited by law and (ii) countries that are excluded for a particular Licensed Product, as indicated on Schedule A to this Agreement, which list of excluded countries may be expanded from time to time by Licensor effective upon fifteen (15) days prior written notice to Licensee to the extent necessary to reflect any territorial restriction upon which the rights to the Proprietary Subject Matter are licensed by a third party to Licensor.

10.

Term: “Original Term” means the period commencing on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date, unless sooner terminated as provided herein.  Licensor and Licensee may, at their option, renew this License Agreement for an additional five year renewal term upon the expiration of the Original Term (the “First Renewal Term”) and further renew this License Agreement for such additional renewal terms as coincide with the term of the license of the Proprietary Subject Matter by a third party to Licensor (“Additional Renewal Term”), subject to Licensor and Licensee entering into a separate written agreement.

11.

Exclusivity:  The license hereunder shall be (i) non-exclusive for the period from the Effective Date to the Transfer Date (as defined in Section 20.1); (ii) exclusive with respect to the Licensed Product for the three (3) year period from the Transfer Date, subject to the terms and conditions of this Agreement, including Licensor’s reservation of rights and the rights of InfoSpace, Inc. or its successor in interest under a pre-existing Distribution Agreement; and (iii) non-exclusive for the remaining period of the Original Term. Licensor shall notify Licensee in writing, not earlier than two and one half (2 ½) years from the Transfer Date, that Licensor is prepared to commence negotiations in good faith regarding the possibility of extending the exclusivity period. If Licensee declines, in writing, to commence such negotiations after its receipt of Licensor’s written notice, or if the parties shall not have agreed in principle to the material terms of such a renewal within thirty (30) days after Licensee’s receipt of Licensor’s written notice, then Licensor shall have the right to discuss the possibility of granting a license to an unaffiliated third party for the use of the Proprietary Subject Matter in connection with the development, promotion, and distribution of Licensed Products in the Territory after the expiration of the exclusive period of the Term.  Prior to granting any such exclusive license, Licensor shall notify Licensee in writing and Licensee shall have fifteen (15) business days following receipt of such notice in which to exercise a right of first refusal for such exclusive license by entering into a written amendment requiring Licensee to pay Licensor the higher of the amount offered by the unaffiliated third party or Five Million United States Dollars (U.S. $5,000,000) in cash as an additional Minimum Installment for an exclusive period of three (3) years, or the equivalent on a prorated basis, which amount shall be payable as follows: fifty percent (50%) shall be due upon signing such written amendment and the balance shall be payable in equal installments on each anniversary of the exclusive period of the Term.

Notwithstanding anything to the contrary contained herein, exclusivity to any Licensed Products associated with the Atari Property as set forth in Schedule A shall be exclusive only with respect to Licensed Products playable solely when connected to a Licensee Web Site resident only on the World Wide Web as a client server application through a dial up, cable, DSL, or wireless connection from a Netscape or Internet Explorer browser from a PC only, and excludes PDAs, consoles, set-top boxes, cellular phones, wireless and other platforms.

12.

Royalty Rate:  Royalties shall be subdivided into two types:  (i) royalties against which Licensee may recoup Minimum Installment payments (“Recoupment-Eligible Royalties”) and (ii) royalties that Licensee shall pay, throughout the Term, beginning with the first dollar of Net Sales generated hereunder and against which Licensee may not recoup any Minimum Installment payment (“Recoupment-Ineligible Royalties”) (Recoupment-Eligible Royalties and Recoupment-Ineligible Royalties, together “Royalties”).  On Net Sales of Licensed Products developed by Licensee, Licensee shall pay an 8% Recoupment-Eligible Royalty and, in addition, a 2% Recoupment-Ineligible Royalty.  On Net Sales of Licensor-provided Licensed Products, Licensee shall pay an 18% Recoupment-Eligible Royalty and, in addition, a 2% Recoupment-Ineligible Royalty.  Royalties shall not apply with respect to Net Sales of Licensed Products utilizing, based upon or otherwise involving the Property identified as non-royalty bearing in  Schedule A hereto.

13.

Net Sales:  "Net Sales" shall mean (i) all gross amounts paid by customers (whether in the form of sales, rental, subscription, or other revenues) by Licensee or any of its affiliates and other cash and non-cash consideration of any kind received by or on behalf of Licensee for distribution of or otherwise in connection with Licensed Products utilizing, based upon or otherwise involving the Property identified as royalty bearing in Schedule A attached hereto(collectively, “Gross Sales”), less only any credit card processing and, to the extent applicable, actual customer allowances and credits, not to exceed 20% of Gross Sales plus (ii) Net Advertising Revenues.  “Net Advertising Revenues” means all cash and non-cash consideration actually received by or on behalf or Licensee directly or through any of its affiliates in the referenced calendar quarter from advertising (including any banner, click-through or other advertising) that (i) are displayed on any web page or screen (whether on the Internet or otherwise) controlled by Licensee or one of its affiliates that displays the name of a Licensed Product or Licensed Products, or the Licensed Product or Licensed Products themselves, and promotes, makes accessible, or that enables or facilitates use of a Licensed Product, or (ii) are otherwise featured in connection with a Licensed Product, less only any advertising sales commissions paid to non-affiliates of Licensee and, to the extent applicable, actual advertiser credits (for any viewer shortfalls).  For purposes of determining Net Advertising Revenue, if Licensee or its affiliate receives an indivisible price for advertising in connection with Licensed Products in combination with third party games, then the indivisible price shall be allocated among the games involved (including the Licensed Products) proportionately on the basis of the number of Licensed Products displayed on the web page or screen carrying such advertisement in relation to third party games displayed on such web page or screen. No other deductions shall be taken from Net Sales including, without limitation, deductions for cash or other discounts or uncollectible accounts, including amounts uncollected by Licensee.  For purposes of determining Net Sales, if Licensee receives an indivisible price for a subscription service that includes Licensed Products in combination with games that are not licensed hereunder, then the indivisible price or the price for all games featured in the service shall be allocated among the games involved proportionately on the basis of the number of minutes used.  In addition, any cash and non-cash consideration actually received by Licensee directly or through any of its Affiliates from any transfer or other usage of information pertaining to specific end users of any Licensed Product, including Licensed Products utilizing, based upon or otherwise involving the Property identified as non-royalty bearing in Schedule A hereto, shall be treated as Net Sales hereunder.

14.

Asset Purchase Fee:  One Million One Hundred Twenty Five Thousand United States Dollars (US $1,125,000) nonrefundable, non-recoupable fee paid as One Hundred Thousand United States Dollars (US $100,000) due in cash by Friday, January 2, 2004 (approximately 9% of the “Asset Purchase Fee”) and One Million Twenty Five Thousand United States Dollars (US $1,025,000) paid by the delivery of 10,250 shares of Series G Preferred Stock of Licensee (the “Initial Shares”) that will be redeemable for One Million Twenty Five Thousand United States Dollars (US $1,025,000) cash in whole or in part at the sole option of Atari, Inc. at any time 90 days after the filing date of the Games Inc. Registration Statement (balance or approximately 91% of the “Asset Purchase Fee”). Additionally, Licensee shall file a registration statement on the proper form registering the shares of Common Stock underlying the Initial Shares (the “Registration Statement”).  The Registration Statement shall be filed by the Licensee with the SEC on or before but no later than January 10, 2004. Failure by Licensee to file the Registration Statement by January 10, 2004 will be deemed a material breach of this agreement.  The Licensee shall use its best efforts to have the Registration Statement declared effective within forty-five (45) days of filing same.  The terms of the Series G Preferred Stock are more specifically set forth in the form of Certificate of Designation of Series G Preferred Stock of Games, Inc. attached as Schedule D, (the "Certificate of Designation"), due upon execution of this Agreement.  The Certificate of Designation will allow for redemption of Initial Shares within 90 days of filing Registration Statement and immediate conversion upon effectiveness of Registration Statement.  The Initial Shares shall not be included in any 10,000 per year cap on redemption or conversion.  The parties acknowledge and agree that the valuation of the Games.com Assets shall be One Million United States Dollars (US $1,000,000).  For the avoidance of doubt, Licensee shall be required to make full payment to Licensor of the Asset Purchase Fee and the portion of the Minimum Installment set forth in Section 15(a) as a condition of the assignment of the Games.com Assets.

15.

Minimum Installment:  During the Original Term, Five Million United States Dollars (U.S. $5,000,000) (the “Minimum Installment”), payable as follows:

(a) Three Million United States Dollars (US $3,000,000) due in cash within ninety (90) days of the Effective Date, provided however that if Licensee fails to make such payment in a timely manner despite diligent good faith efforts, then Licensee shall be entitled to a five (5) day extension to remedy such monetary default; and

(b) Two Million United States Dollars (US $2,000,000) paid by the delivery of 20,000 shares of Series G Preferred Stock of Licensee (the “Shares”), the terms of which are more specifically set forth in the form of Certificate of Designation of Series G Preferred Stock of Games, Inc. attached as Schedule D, (the "Certificate of Designation"), due upon execution of this Agreement.

If Licensor and Licensee agree to renew these licenses, the Minimum Installment during any First Renewal Term or Additional Renewal Term will be mutually agreed upon by the parties; provided, however, that in no event shall the Minimum Installment be less in any Additional Renewal Term than the immediately preceding Term.

The Minimum Installment shall be prorated for each year of the Original Term for recoupment purposes. The prorated portion of the Minimum Installment in respect of any year of the Original Term, First Renewal Term or any Additional Renewal Term may only be recouped against Recoupment-Eligible Royalties in respect of Net Sales generated during such year and may not be cross-collateralized against Recoupment-Eligible Royalties payable in respect of different years.  In no event will any Minimum Installment amount be refunded to Licensee.

16.

Copyright and Trademark Notices:  Licensed Products shall bear the following copyright and trademark notices, as may be updated from time to time and as may be modified in the course of the approval process by Licensor:

©[year] [Atari, Inc.] All Rights Reserved.

Battleship, Boggle Jr., Candy Land, Chutes and Ladders, Clue, Clue logo, Game of Life, Hasbro, Hasbro logo, Hi-Ho Cherry O,  Milton Bradley, Milton Bradley logo, Mr. Potato Head, Parker Brothers, Parker Brothers logo, Pay Day, Pit, Risk, Rook, Scattergories, Silly Six Pins,  Sorry!, and Yahtzee are trademarks of Hasbro, Inc. © [year] Hasbro, Inc. All Rights Reserved.  Used with permission.

Monopoly:  MONOPOLY®, the distinctive design of the game board, the four corner squares, the MR. MONOPOLY™ name and character, as well as each of the distinctive elements of the board and the playing pieces are trademarks of Hasbro, Inc. for its property trading game and game equipment.  © [year] Hasbro, Inc. All Rights Reserved.  Used with permission.

SCRABBLE® is a registered trademark. All intellectual property rights in and to the game are owned in the U.S.A. by Hasbro Inc., in Canada by Hasbro Canada Inc. and throughout the rest of the world by J.W. Spear & Sons, PLC of Enfield, Middlesex, England, a subsidiary of Mattel Inc. Mattel and Spear are not affiliated with Hasbro or Hasbro Canada. © [year] Hasbro, Inc. All Rights Reserved.  Used with permission.

All other trademarks are the property of the respective trademark owners.

17.

Approvals: All Licensed Products and any related advertising and other materials based on or incorporating any Proprietary Subject Matter that differs in form, usage, or any other respect from the Licensed Product, related materials or other materials based on or incorporating any Proprietary Subject matter used on the Games.com website existing immediately prior to the execution of this Agreement must be approved by Licensor and its licensors in writing before distribution by Licensee.  Such approvals or disapprovals are within Licensor’s sole and absolute discretion, and any submission not approved in writing is deemed disapproved.  Any submission to Licensor under this Section shall be approved or disapproved by Licensor in accordance with Section 28.

18.

Insurance Amount:  One Million United States Dollars ($1,000,000) per occurrence per year and Two Million United States dollars ($2,000,000) aggregate.

19.

Additional Terms:

A.

It is understood by both parties that this Agreement shall supersede the terms and conditions of any and all prior written or oral agreements, commitments, or understandings of the parties relating to the subject matter hereof.

B.

The attached Exhibit "A" (Terms and Conditions) is incorporated herein by this reference.

EXHIBIT “A”

TERMS AND CONDITIONS

20.

ASSIGNMENT.

20.1 Upon written request from Licensee given at any time following full payment of the Asset Purchase Fee and the portion of the Minimum Installment set forth in Section 15 (a) (“Transfer Date”), Licensor or its affilates will assign to Licensee all rights in and to the following assets (“Games.com Assets”):

(a)

the domain names “games.com” and “play.games.com”;

(b)

the hardware and servers noted in Schedule B to this Agreement;

(c)

the Games.com logo, provided however that Licensor shall have the right to complete and use any materials displaying the Games.com logo that are in process and to use its inventory of completed materials displaying the Games.com logo; and

(d)

the database of all registered users of the Games.com web site.

20.2 Licensor or its affiliates will continue to own the Games.com Assets until the Transfer Date.  Licensor will continue to operate and control the Games.com web site using the Games.com Assets until the earlier of February 29, 2004 or thirty (30) days following written notice from Licensee instructing Licensor to cease operation of the Games.com web site. Licensor will update portions of the Games.com web site to allow Scrabble, Yahtzee, Battleship, Boggle, Sorry, and Monopoly to be played without technology known as Go2Net technology by February 29, 2004. During the period from the conveyance of the Asset Purchase Fee until the Transfer Date, Licensor may request that Licensor install advertising on the site, at Games’ expense.  Any such advertising shall be subject to Licensor’s approval in its sole discretion which shall not be unreasonably withheld.  For the avoidance of doubt, such advertising shall be subject to the terms and conditions of this Agreement, including provisions regarding Net Advertising Revenues as defined in Section 13, usage guidelines as set forth in 25.8, and indemnification by Licensee as set firth in Section 26.2.  For the period commencing on the Effective Date and expiring on the date Licensor ceases operation of the Games.com web site, Licensee shall pay Licensor, an amount equal to $35,500 per month pro-rated on a daily basis  for operation of the Games.com web site.  Licensee shall pay Licensor such amounts within 10 days of Licensee’s receipt of any invoice from Licensor or its vendors.  For the avoidance of doubt, if Licensor makes any payments in advance to any such vendor for the applicable period, Licensee shall promptly reimburse Licensor.

20.3

 At the time of the Transfer Date, Licensee shall assume, and become liable to pay, perform and discharge when due any and all obligations, liabilities and commitments arising out of or related to the Games.com Assets incurred at any time after the Transfer Date.

20.4 Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract or other asset that is not capable of being validly assigned, conveyed and transferred without an approval or the consent of a third party unless such approval or consent shall have been obtained and remains in full force and effect at the Transfer Date.  If such an approval or consent in respect of a contract or other asset is not obtained prior to the Transfer Date or does not remain in full force and effect at the Transfer Date, Licensee and Licensor will use reasonable efforts to enter into a mutually agreeable, reasonable and lawful arrangement under which Licensee obtains the benefit and assumes the obligations in respect thereto from and after the Transfer Date in accordance with this Agreement.  Notwithstanding the foregoing, Licensor shall not be required to pay consideration to any third party to obtain any consent or approval.

20.5 Licensee shall pay all sales, use, value-added, business, goods and services, transfer, recording, documentary, registration, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of Games.com Assets (including, without limitation, any stamp duty or other tax chargeable in respect of any instrument transferring property), together with any and all penalties, interest and additions to tax with respect thereto, and Licensor and Licensee shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. Atari does not have any knowledge of any taxes due and owing or payable by Licensee as a result the execution of this Agreement, but Licensee shall be responsible for complying with applicable tax laws, rules and regulations.

20.6 After the Transfer Date and, for a period of three years following the Transfer Date, upon reasonable notice, Licensee and Licensor agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to Licensor’s Assets) and assistance relating to the Games.com Assets as are reasonably necessary for (A) financial reporting and accounting matters, (B) the defense of any third-party action, and (C) the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Licensee or Licensor; provided, further, that the party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the party furnishing cooperation; provided, further, that with respect to any tax returns or other records relating to tax matters, Licensor shall have reasonable access until the applicable statute of limitations shall have expired.

21.

GRANTS OF RIGHTS.

21.1.(a) Licensor  grants to Licensee, and Licensee accepts, the right and license to utilize the Proprietary Subject Matter  solely on or in connection with the development, promotion, and distribution of Licensed Products in the Territory commencing upon the Effective Date and expiring ninety (90) days thereafter, subject to the terms and conditions hereunder.  If Licensee has not paid the Minimum Installment within such ninety (90) day period, then the license and related rights herein granted shall immediately revert to Licensor automatically, without any requirement for notice or other obligation by Licensor.

(b) Following receipt of the Minimum Installment in accordance with Section 15, Licensor  grants to Licensee, and Licensee accepts, the right and license to utilize the Proprietary Subject Matter  solely on or in connection with the development, promotion, and distribution of Licensed Products in the Territory during the remainder of the Term, subject to the terms and conditions hereunder.

21.2.

Licensee’s rights and obligations hereunder are personal to Licensee and shall not be sublicensed, assigned, mortgaged or otherwise transferred or encumbered by Licensee or by operation of law, unless agreed to herein or otherwise previously agreed in writing by Licensor in its sole and absolute discretion.

21.3. With Licensor’s prior written consent, which shall not be unreasonably withheld, Licensee may hire at its sole expense a third party developer (“Developer”) to develop the Licensed Products, in whole or in part.  Licensee represents and warrants that it shall familiarize such Developer with the terms and conditions of this Agreement as they apply to such Developer.  In addition, Licensee acknowledges and agrees that Licensee’s use of any such Developer shall in no way derogate from or relieve Licensee of any of its obligations under this Agreement.  Licensee further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of such Developer with respect to the Licensed Products.

21.4.

All Licensed Products distributed hereunder shall utilize Digital Rights Management.  All electronic copies of Licensed Products shall reside and all distribution hereunder shall take place and or be recorded on a Licensee Website.  Licensee represents and warrants that it has and during the Term shall have direct ownership or control of the Licensee Websites on which the Licensed Products are utilized.  Licensee shall place or shall cause to be placed the appropriate copyright and any other legal notices, as may be provided to Licensee by Licensor, on the Licensee Websites in a reasonably conspicuous location related to the distribution of the Licensed Product such as but not limited to an index page or sub-page where the Licensed Product may be selected directly by an end user.  “Digital Rights Management” means a system or method for providing encryption or other copy protection and related services in conjunction with the Licensed Products which prevents the unauthorized duplication or distribution or other piracy of the Licensed Products, subject to the approval of Licensor.

22.

LIMITATION OF RIGHTS; RESERVATION OF RIGHTS.

22.1.

Licensee shall not make use of any of the Proprietary Subject Matter (or any portion thereof) licensed hereunder except in strict compliance with the provisions of this Agreement or as may be otherwise expressly authorized in writing by Licensor.  No right, license or privilege has been granted to Licensee hereunder concerning the development of any collateral product or any after-market use or other such use or purpose which displays or depicts any of the Proprietary Subject Matter.  Licensor expressly reserves unto itself or its designees, the right to distribute, advertise, promote, display and otherwise exploit without limitation and throughout the Licensed Products for use in connection with premium sales, promotional tie-ins, giveaways, educational sales or in any other secondary use.  No promotional or novelty items or premium products displaying or depicting any of the Proprietary Subject Matter shall be developed, manufactured, marketed, sold, and/or distributed by Licensee or on its behalf without the prior written consent of Licensor.

22.2.

It is agreed and understood that the license granted to Licensee herein is subject to the terms and conditions upon which the rights to the Proprietary Subject Matter are owned or controlled by Licensor or its licensors.  In this regard, Licensee acknowledges that some or all of the Proprietary Subject Matter may not be available for exploitation as a Licensed Product in all countries of the Territory during the entire Term hereunder as a result of third party rights.  Licensee agrees that it will comply with all disclosed terms of third party agreements set forth on Schedule A to this Agreement to the extent they relate to the exercise of rights conveyed to Licensee hereunder.  Licensor may modify Schedule A from time to time effective upon fifteen (15) days prior written notice to Licensee to the extent that such modification is necessary as a result of restrictions on rights to the Proprietary Subject Matter imposed by third parties, provided that Licensor agrees to use commercially reasonable efforts to avoid expanding such restrictions.  The foregoing shall not be deemed to give Licensor the rights to enter into any agreement with a third party during the Term with the specific intent of impairing the license granted to Licensee herein.

22.3.

If Licensee desires to use any portion(s) of the Property that is not included within the definition of Proprietary Subject Matter for any purpose including without limitation for advertisements, promotional purposes, or on the Licensed Products, it is Licensee's obligation, at its sole cost and expense, including, without limitation, rights clearances, reuse fees, license fees and payments required by applicable guilds and unions, to enter into separate license agreements for such rights.  Any grant of such rights shall be in form and substance acceptable to Licensor.

22.4.

Licensor shall not be prevented from granting third parties the right to use the Proprietary Subject Matter in any manner whatsoever outside of those exclusive rights to Licensed Products granted herein.  Further, Licensor shall not be prevented from licensing the Proprietary Subject Matter to another licensee during the Term to create and develop products similar to the Licensed Products, so long as such products will not be sold until after the expiration or termination of any period of the Term during which an exclusive license, if any, has been granted for such products.

22.5.

Licensor does not warrant or represent that the Proprietary Subject Matter will continue to appear in or as a part of any publication, program, motion, or other work or that any such work will continue to be exploited.

22.6

All rights to use and/or otherwise exploit the Proprietary Subject Matter not expressly granted to Licensee herein are reserved for Licensor and its licensors including, without limitation, (i) all merchandising and promotional rights with respect to the Proprietary Subject Matter; (ii) all rights with respect to any product that (A) includes gambling which results in cash payment to the player as part of the play pattern, or (B) is embodied in a Licensed Format, but is produced by or on behalf of Licensor primarily for the purpose of promoting, marketing, or advertising the Property (rather than Licensed Products) or driving traffic to retail stores rather than generating revenue in respect of such product (e.g., free or limited game play on any website);  (iii) all rights with respect to any product embodied in any format, delivered by any method, or featuring any play pattern that has been excluded from the definitions of Licensed Format and Licensed Products; and (iv) all rights that have reverted to Licensor, whether by expiration, early termination or pursuant to Section 31 of this Agreement. For the purpose of clarity, Licensor’s reserved rights include, without limitation, all rights to digitally distribute retail versions of the Property, add ons, expansions, episodic games, massive multiplayer games, and demos, via broadband digital download, streamed-playing, and other mechanisms.  Also for the purpose of clarity, Licensor’s reserved rights include, without limitation, the right to develop, produce, offer, transmit and publicly display and perform via the Internet electronic versions of the Property that are designed by or for iFone pursuant to Licensor’s pre-existing agreement with iFone.

22.7.

This Agreement relates solely to the creation and use of Licensed Products embodying the Proprietary Subject Matter.  Licensee is not, by virtue of this Agreement, acquiring any merchandising rights whatsoever with respect to any computer game or video game or other endeavor which is based upon, derivative of, inspired by or   otherwise related to the Property, including, without limitation, remakes, sequels, publications or other endeavors which the characters, characterizations, rules of operation, user interface, signs and/or visual representations contained in the Property may appear.  As between Licensor and Licensee, all right, title and interest in and to the foregoing is retained by Licensor, except to the extent the foregoing includes source code or object code that is developed by Licensee in or through the use of its rights under this Agreement and owned by Licensee in accordance with Section 25.1, subject to Licensor’s and its licensors’ rights in and to the Proprietary Subject Matter.

23.

CONSIDERATION.

23.1.

Licensee shall pay Licensor the Asset Purchase  Fee in the amount and at the time specified in Paragraph 14.   In addition, Licensee shall pay Licensor a non-refundable Minimum Installment against Royalties in the amount(s) and at the time(s) specified in Paragraph 15.  Notwithstanding anything to the contrary contained herein, Licensor may terminate this Agreement effective immediately upon notice to Licensee if Licensee fails to make any payment due hereunder.  Without limiting the generality of the foregoing, Licensee’s failure to make any payment due to Licensor upon redemption of the Shares shall be deemed a monetary default entitling Licensor to terminate this Agreement with five (5) business days notice to Licensee,

23.2.

Licensee shall pay Licensor Royalties of the types, in the manner, and at the Royalty Rate specified in Paragraph 12.

23.3.

Royalties hereunder shall accrue when the Licensed Products are distributed, billed and/or paid for, whichever occurs first.

23.4.

If withholding taxes based on Licensor's direct net income are required, Licensee may deduct the required amount from Royalties prior to remitting same to Licensor, provided Licensee provides Licensor with a copy of such withholding tax payment prior to such deduction and provides Licensor with the appropriate tax credit forms within sixty (60) days of payment of such withholding tax and affords all necessary cooperation and support to Licensor in order to get reimbursed and/or credited.  In the event Licensee does not provide the appropriate tax credit form within sixty (60) days of payment of withholding taxes, Licensee shall be liable to and shall reimburse Licensor for the amounts deducted from Royalties for withholding taxes in the immediately following Royalty Report.

24.

ACCOUNTING; AUDITING.

24.1.

Licensee shall (i) render royalty reports ("Royalty Reports") to Licensor on a quarterly basis within thirty (30) days after the close of each calendar quarter during the Term hereof, whether or not any payment is shown to be due to Licensor thereunder, and (ii) remit payments due Licensor, if any, along with such Royalty Reports prepared on a Licensed Product-by-Licensed Product basis.  Licensee shall include in all Royalty Reports, sales made by Distributors during the subject calendar quarter as if such sales were made directly by Licensee (for example, sales made by a Distributor during the first quarter of the calendar year shall appear in Licensee’s Royalty Report covering the first quarter of the calendar year). Royalties shall be paid in U.S. Dollars and acceptance thereof by Licensor shall not preclude Licensor from questioning the correctness of same at any time.  All Royalties shall be paid without set-off of any amount whatsoever whether based upon any claimed debt or liability of Licensor to Licensee.   Licensee shall not have the right to withhold any portion of Royalties as a reserve for returns.  Unless otherwise instructed by Licensor, all Royalty and other payments and all Royalty Reports due hereunder shall be sent to the address set forth in Paragraph 2.

24.2.

Licensee shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement.  Licensor shall be entitled to (i) audit such books and records once during each calendar year, upon at least fifteen (15) days prior written notice to Licensee, and (ii) make copies and summaries of such books and records for use in auditing only.  All such books of account and records shall be retained by Licensee for a minimum of three (3) years after expiration or termination of this Agreement.  If Licensor's duly authorized representative discovers a deficiency in the Royalties paid to Licensor for any period under audit, (an "Audit Deficiency"), Licensee shall promptly pay such Audit Deficiency and to Licensor and, if such Audit Deficiency is three percent (3%) or more of the Royalties paid to Licensor for such audit period, Licensee shall also reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit and the collection of the Audit Deficiency.

24.3.

Without prejudice to any other rights of Licensor hereunder, time is of the essence regarding all payments due hereunder and Licensee shall pay interest on any Audit Deficiency, as well as on all delinquent Royalty payments hereunder, at LIBOR (The London InterBank Overnight Rate)  published by the Wall Street Journal, compounded annually at the rate from time to time in effect and calculated from the date on which such payment was due until such payment is received by Licensor.

24.4.

No costs incurred in developing, advertising, selling, distributing, or otherwise exploiting the Licensed Products, or any indirect expenses, or any taxes, fees, duties or assessments shall be deducted from the Net Sales or the Royalties payable to Licensor nor shall any deduction be made for any other allowances.

24.5.

Royalties may be computed in the currency of the country where earned and shall be credited to Licensor's account in U.S. Dollars at the exchange rate received by Licensee at the time of conversion.  Licensee shall be solely responsible for all costs of any currency conversion to U.S. Dollars, and such costs shall not reduce the amounts due to Licensor hereunder.

24.6.

In the event that Licensee shall be prohibited or restricted from making payment of any moneys at the time when same are due and payable to Licensor hereunder by reason of the laws or currency regulations within the Territory, Licensee shall promptly so advise Licensor in writing.  Licensee shall, upon Licensor's request, deposit any such blocked funds to the credit of Licensor in a bank or banks or other depository in the Territory designated in writing by Licensor, or pay them promptly to such persons or entities as Licensor may designate in writing.

25.

COPYRIGHT; TRADEMARKS; USAGE GUIDELINES.

25.1.

Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Proprietary Subject Matter, except as expressly stated herein.  All uses of the Proprietary Subject Matter shall inure to the benefit of Licensor and its licensors.  All ownership, copyrights, trademarks and other rights in and to the Proprietary Subject Matter and related materials, including, without limitation, the related copy, source code, object code, literary text, advertising materials, promotional materials and instructional materials, of any sort utilizing the Proprietary Subject Matter and  properties derived or adapted therefrom shall remain the property of the Licensor or its licensors and title thereof shall be in the name of Licensor or its designees; provided, however, that source code and object code developed by Licensee shall be the property of the Licensee and title thereof shall be in the name of Licensee or its designees, subject to Licensor’s and its licensors’ rights in and to the Proprietary Subject Matter and  properties derived or adapted therefrom.  It is an essential condition of this Agreement that each and every copy of the Licensed Products and related materials shall bear the copyright and trademark notices and any other legal notices, which Licensor may from time to time prescribe.  Licensor recognizes that Licensee will immediately begin to recode and relaunch each of the existing games now played on Games.com, to update such code.

25.2.

Licensee acknowledges and agrees that Licensee shall not include any other notices or any credits from or relating to the Property on the Licensed Products and related materials without Licensor's prior written consent and, in the event Licensor notifies Licensee during the term of this Agreement of any modification(s) and/or additions to the notices set forth in Paragraph 16, and/or of the requirement for Property credits, then Licensee shall promptly implement such additions and/or modifications at Licensee's expense.  Licensee agrees that (i) in the event the modifications and/or additions are required pursuant to a governmental regulation, Licensee shall promptly implement such changes, at Licensee's cost and expense, within the time frame required by such regulation; and (ii) if so required by any governmental entity, Licensee shall include, at Licensee's cost and expense, the required consumer advisory rating code(s) on any and all marketing and advertising materials used in connection with the Licensed Product.

25.3.

Licensee recognizes the value of the goodwill associated with the Proprietary Subject Matter.  Licensee agrees, during the Term and thereafter, never to contest the rights of Licensor and its licensors in such Proprietary Subject Matter or the validity of the license herein granted to it.  Licensee shall not at any time apply for any registration of any copyright, trademark or other designation which would affect any of the ownership or rights of Licensor or its licensors in and to the Proprietary Subject Matter nor file any document with any governmental authority to take any action which would affect any of such ownership or rights in and to the Proprietary Subject Matter, or assist anyone else in doing so.  Licensee further agrees that it shall not at any time use and/or authorize the use of any configuration, trademark, trade name or other designation confusingly similar to the Proprietary Subject Matter.

25.4.

Licensee shall assist Licensor, at Licensor's request and expense, in the procurement and maintenance of Licensor's and its licensors’ rights in the Proprietary Subject Matter (including all intellectual property rights, whether recognized currently or in the future).  In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor in such form as it may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection, (ii) record Licensee as a registered user of any trademarks pursuant to this Agreement, or (iii) cancel any such registration.  Such registration shall be handled by attorneys selected or approved by Licensor.  Licensor makes no warranty or representation that trademark or copyright protection shall be secured in the Proprietary Subject Matter in all countries in the Territory.

25.5.

Licensee shall cooperate with Licensor and its licensors to ensure that third parties may not unlawfully infringe on the Proprietary Subject Matter or engage in any acts of unfair competition involving the Proprietary Subject Matter.  Licensee shall promptly notify the Licensor of any such infringements or acts of unfair competition by third parties that comes to its attention.  Licensor and its licensors shall have the exclusive right, exercisable at their discretion, to institute in their own names and/or Licensee's name and to control, all actions against third parties relating to Licensor's and its licensor’s copyrights, trademarks, and other proprietary rights in and to the Proprietary Subject Matter, at Licensor's expense.  With respect to any such actions, Licensor and its licensors shall employ counsel of their own choice to direct the handling of the litigation and any settlement thereof.  Licensor and its licensors shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits.  Licensee shall not, without Licensor’s prior written consent, institute any suit or take any action on account of such infringements, acts of unfair competition or unauthorized uses.  If, with Licensor's consent, Licensee institutes, at its sole cost and expense, such a suit or action, Licensee shall be entitled to recover all reasonable costs and expenses incurred in such suit or action from any financial recovery awarded or obtained and the remainder shall be shared equally between Licensor and Licensee.  Licensor shall incur no liability to Licensee by reason of Licensor’s failure or refusal to prosecute, or by Licensor’s refusal to permit Licensee to prosecute, any alleged infringement by third parties, nor by reason of any settlement to which Licensor may agree.

25.6.

Licensee may produce Licensed Products using foreign translations.  Licensor shall have the absolute right to approve any such translation prior to its use, in accordance with Section 28. Licensor shall own all rights, title, and interest in and to any and all of such translations consistent with Section 24 and shall have the right to register and protect all involved trademarks and service marks and copyrights.  Information pertaining to specific end users will be protected by Licensee according to its privacy statement and guidelines for the protection of user privacy as amended from time to time by Licensee and in compliance with all applicable foreign, federal, state, and local laws and regulations, including without limitation the federal Video Privacy Protection Act and the Children’s Online Privacy Protection Act. Licensee shall also obtain certification from one of the commercial privacy certification organizations, such as TRUSTe, ESRB, BBB Online or other reputable organization approved by Licensor, and shall maintain such certification during the Term.   Licensee shall provide Licensor with access to and rights to use information pertaining to specific end users to the extent allowed under Licensee’s privacy policy or as required by law, including but not limited to disclosure to law enforcement or other government officials in connection with an investigation of fraud, intellectual property infringements, or other activity that is illegal or may expose users or the parties to legal liability.

25.7.

Licensee covenants and agrees that it will not use, or authorize the use of, any Proprietary Subject Matter in connection with any products, services or activities that are illegal; defamatory, demean, ridicule or attack individuals on the basis of age, color, national origin, race, religion, sex, sexual orientation or disability; are pornographic, lewd or obscene; include graphic violence; are physically harmful to children; illegal drug use; extreme political or social activism; or gambling or, unless approved in advance by Licensor (including Hasbro), tobacco or alcoholic beverages.  For the avoidance of doubt, this provision shall be deemed to prohibit any web site page that contains any Proprietary Subject Matter from having any link to or advertising for any website with content prohibited by the foregoing sentence; provided, however, that this sentence shall not be deemed to necessarily prohibit Licensee from having links to Licensee’s  own websites or links to general websites (for example, yahoo.com, msnbc.com or amazon.com) that may have advertisements with content prohibited by the preceding sentence, provided such prohibited content is not the primary purpose of the linked-to site.  The immediately preceding sentence is not intended to limit or restrict the right of Licensor (and Hasbro) to review and approve the content of website pages that contain any Proprietary Subject Matter, including, without limitation, any links on such pages.

25.8.

Licensee shall require consumers to indicate, at the time of their registration on the site,  their acceptance of an end user license agreement, the form of which shall be subject to the prior written approval of Licensor, prior to and as a condition of gaining access to the Licensed Products

26.

INDEMNIFICATION; WARRANTY DISCLAIMER.

26.1.

Licensor shall indemnify, hold harmless and defend Licensee, and its parents, subsidiaries, affiliates, officers, directors and employees, against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or in connection with Proprietary Subject Matter which infringes upon or violates any copyright, right of privacy, or literary or dramatic right of any third party; provided, however, that Licensee shall notify Licensor in writing within ten (10) days after Licensee receives notification of any claim or suit relating to the Proprietary Subject Matter.  Licensor shall undertake and control the defense and settlement of any such claim or suit and Licensee shall cooperate fully with Licensor in connection herewith.  In no event shall Licensor be liable for any consequential damages or loss of profits which Licensee may suffer arising out of same.  The foregoing indemnity shall not be construed to cover any claim with respect to which Licensee has committed to indemnify Licensor under Section 26.2 below.  Upon notice of an alleged infringement, or upon Licensor’s conclusion that such a claim is likely, Licensor shall have the right, at its option, to obtain the right for Licensee to continue to exercise the rights granted under this Agreement, substitute other property, or modify the Proprietary Subject Matter so that it is no longer infringing. The provisions of this 26.1 are in lieu of all other obligations, including without limitation the implied warranty of noninfringement, and state the sole, exclusive and entire liability of Licensor, and the sole, exclusive and entire remedy of Licensee, with respect to any claim of infringement by any Proprietary Subject Matter.

26.2.

During and after the Term hereof, Licensee shall indemnify and hold harmless, Licensor and Hasbro, Inc., and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents, and all persons whose names and/or likenesses are licensed hereunder (each, an "Indemnitee" and collectively "Indemnitees") from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) ("Claim") arising out of or in connection with (i) the design, distribution, advertising, promotion, sale, or exploitation of the Licensed Products, (ii) use of the Games.com Assets; (iii) any breach of any representation, warranty, or covenant made by Licensee hereunder, or (iv) the failure of Licensee to perform any of its covenants or obligations contained in this Agreement.  Without limiting the generality of the foregoing, Licensee's indemnity shall specifically apply to claims relating to or based upon defects in the Licensed Products, whether hidden or obvious, and despite Licensor's approval of the Licensed Products, it being agreed that any governmental order of recall or injunction against distribution and/or sale shall, as between Licensee and Licensor, be deemed conclusive proof of such defect for purposes of invoking Licensee's indemnity hereunder.  The foregoing indemnity shall not be construed to cover any claim with respect to which Licensor has committed to indemnify Licensee under Section 26.1 above.  If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a demand for indemnity against Licensee pursuant to this Section 26.2, then the Indemnitee shall give prompt written notice of such Claim to the Licensee; provided, however, that the failure to so notify the Licensee shall not relieve the Licensee from any liability under this 26.2 unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensee.  Licensee, at Licensee’s own expense, shall have the option to assume the defense of such Claim.  If Licensee assumes the defense of such Claim,  (i) Licensee shall keep the Indemnitee informed of all material developments and events relating to such Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the Indemnitee the right to control such defense), (iii) the Indemnitee shall cooperate as reasonably requested by Licensee in the defense of such Claim, and (iv) Licensee shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.  If Licensee fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensee shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys’ fees which may include, without limitation, an allocation for in-house counsel) as such expenses are incurred, relating to the defense of such Claim.

26.3.

Licensee acknowledges and agrees that, in accordance with the provisions of this Agreement, Licensee shall be solely responsible for the development marketing, sale and distribution of the Licensed Products, and for providing warranty and repair/replacement services for any defective units of the Licensed Products.  Licensor assumes no liabilities hereunder to Licensee or any third parties with respect to the quality and/or performance of any of the Licensed Products.  Licensor shall have no obligation hereunder any claims, damages, liabilities, costs, or expenses based upon the combination, operation, or use of any Property with any programs, data, or other materials not supplied by Licensor.

26.4.

The liability of Licensor for any loss or damages directly or indirectly suffered by Licensee as a result of the Property shall in no event exceed the Royalties paid hereunder.

26.5.

Neither party shall be liable to the other for any consequential, incidental or special damages or lost profits resulting from a breach or default, and any right to recover such damages or lost profits is hereby expressly waived by both Licensee and Licensor.

27.

INSURANCE.  Licensee shall at all times while this Agreement is in effect and for , obtain and maintain at its own expense, from a qualified insurance carrier with a Best’s rating of “A” or better, first and third party insurance, including, without limitation, commercial general, advertising injury, products and contractual liability coverage covering any and all claims, demands and causes of action, including  for personal injury or property damage arising out of or purporting to arise out of the use or misuse of  any Licensed Product or any failure of any Licensed Product to perform, any Advertising Material and/or any physical or intangible material used in connection therewith, or any media or format, including the World Wide Web and the Internet, which includes as additional insureds Licensor and its parent, subsidiaries, affiliates, officers, directors, employees, representatives and agents. The amount of coverage shall not be less than the amount specified in Paragraph 18 combined single limit (with no deductible amount) for each single occurrence.  The policy shall provide for thirty (30) days written notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination.  Upon execution of this Agreement, Licensee shall furnish Licensor with a certificate of insurance issued by the carrier evidencing same.  In no event shall Licensee advertise, distribute, or otherwise commercialize any Licensed Products prior to Licensor's receipt of such certificate of insurance.

28.

ARTWORK; APPROVALS; SAMPLES; QUALITY CONTROL; MARKETING PLAN.

28.1.

Licensor shall supply Licensee with available photographs, and materials as applicable, embodying the Proprietary Subject Matter ("Artwork") that are typically provided to licensees for Licensee's use in developing Licensed Products.  If Licensee has supplemental requests for existing Artwork which results in additional expense to Licensor, Licensee shall pay Licensor for its reasonable out-of-pocket cost in duplicating and providing such Artwork to Licensee.

28.2.

Licensee shall have the right to create artwork in original form and/or artwork derived from Artwork, which includes the Proprietary Subject Matter for use on the Licensed Products ("Licensee Original and Derivative Artwork").  All intellectual property rights (including but not limited to copyright) in Licensee Original and Derivative Artwork shall be owned by Licensor; provided, however, that Licensee shall have a non-exclusive license during the Term to copy and use such Licensee Original and Derivative Artwork for the purposes specified in this Agreement.  If Licensee engages any third parties who are not employees of Licensee to make any contribution to the invention or creation of any Licensee Original and Derivative Artwork so that such third parties might be deemed "authors" or "inventors" of such artwork or designs (as such terms are used in present or future United States copyright and or patent statutes or judicial decisions), then Licensee shall obtain from all such parties, and furnish to Licensor, a full assignment of rights in and to such artwork and/or designs (free and clear of any and all claims or rights of any nature) vesting same in Licensor.

28.3.

Licensee acknowledges and agrees that the Licensed Products, including, without limitation, the title and contents of each of the Licensed Products, as well as Licensee's use of the Proprietary Subject Matter, shall be subject to Licensor's prior written approval  in its sole and absolute discretion  as to acceptable standards of concept, quality, style, appearance, and labeling.  To this end, before Licensee commences the development/programming of each of the Licensed Products Licensee shall submit to Licensor, for its written approval, the following materials:  a written proposal setting forth a description of the product, including the proposed title, storyboards, and graphic art including game style and design, any licensed rights, user interface characteristics, description of player features and options with instructions as to how the proposed game is to be played, development team profile, special hardware/software requirements and any additional information useful in evaluating the proposed product.

28.4.

Licensee shall submit to Licensor, for its written approval, the following pre-production materials for each submitted Licensed Product:  (i) a link to the complete working sample development website and  (ii)  all advertising materials concerning the Licensed Product and depictions of the Proprietary Subject Matter (collectively, the "Advertising Materials").

28.5.

All submissions and samples shall be sent to: Atari Interactive, Inc., 50 Dunham Road, Beverly, MA 01915, Attention:  Licensing.  Licensor will notify Licensee of its approval or disapproval of a submission as soon as practicable, such period not to exceed fifteen (15) business days from the date of submission to Licensor.  Failure by Licensor to give written approval within fifteen (15) business days from the date of a submission to Licensor will be deemed disapproval; provided, however, if Licensee thereafter notifies Licensor in writing that it has not received approval, and Licensor does not respond within seven (7) business days of receipt of such notice, the submission will be deemed approved as if in writing hereunder.  If Licensor’ approval is sought with respect to advertising material intended for display on the Internet, Licensor agrees to attempt, to the extent practicable, to convey to Licensee its approval or disapproval of such advertising material as soon as possible, but in no event later than ten (10) business days after the submission of such material.  Licensor shall specify the reasons for its disapproval of the pre-production software, Advertising Materials and related materials for any of the Licensed Products and state the revisions and/or improvements to be undertaken by Licensee in order to receive approval.  Licensee acknowledges that third-party approvals, such as those of Licensor’s licensors, may be required with respect to such submission, and that such approvals may take a longer  period.  After making such revisions and/or improvements as are deemed necessary, Licensee shall submit such website linkage, Advertising Materials and/or related materials for any affected Licensed Product to Licensor for its re-evaluation and potential approval.  Any submission which is not approved in writing by Licensor shall be deemed disapproved.

28.6.

The procedures described in Section 28.4 above shall be repeated until the pre-production samples of each of the Licensed Products, Advertising Materials and related materials are expressly approved in writing by Licensor.  No production units of any of the Licensed Products, Advertising Materials and related materials shall be developed, marketed, sold or distributed by or for Licensee unless written approval for such items shall first have been obtained from Licensor.

28.7.

After the pre-production samples of the final software, Advertising Materials and related materials for each of the Licensed Products have been approved by Licensor, Licensee shall not change them in any material respect without the prior written consent of Licensor.  If any of the Licensed Products and/or related materials distributed by Licensee fail to demonstrate conformance with the samples previously approved by Licensor, then Licensor may elect, at its sole discretion, to: (i) terminate this Agreement in accordance with the provisions of Section 31.1, below; or (ii) require that Licensee bring any such non-complying Licensed Products and/or Advertising Materials and/or related materials into compliance within thirty (30) days after receipt of written notice from Licensor.  The failure of Licensee to demonstrate that any affected units of such Licensed Products and/or Advertising Materials and/or any related materials have been brought into compliance within such prescribed period shall entitle Licensor to terminate this Agreement pursuant to the provisions of Section 31.1 below.

28.8.

Licensee agrees that, if so required by any governmental entity, or if required in accordance with ESRB guidelines, it shall submit each Licensed Product to such third party as is designated by the governmental entity (or, if applicable, to the ESRB) for the purpose of obtaining consumer advisory rating code(s) for the Licensed Products.  Any and all costs and expenses incurred in connection with the procurement of such consumer advisory rating code(s) shall be borne solely by Licensee.

28.9.

Licensee shall furnish to Licensor, without charge, two (2) subscriptions for access to each Licensed Product from the launch of such Licensed Product on each applicable Licensee Web Site.  Licensee shall permit Licensor to inspect the facilities for development of the Licensed Products on Licensee's premises at all reasonable times, to assure that the provisions of this Agreement are being fully complied with.

28.10.

Licensee acknowledges that if the Licensed Products were proven to be of inferior quality in design, material or workmanship, the substantial value and goodwill which Licensor has built up and now possess in the Proprietary Subject Matter would be impaired. Accordingly, it is an essential condition of this Agreement, and Licensee hereby covenants and agrees, that the Licensed Products shall be of high standard and of such quality, style and appearance and shall (in the reasonable judgment of Licensor) be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Proprietary Subject Matter and the goodwill pertaining thereto; that such Licensed Products will be sold, distributed, and advertised in accordance with all applicable (whether national, federal, state, provincial or local) laws; and that the policy of sale, distribution and/or exploitation by Licensee shall be of a commercially reasonable standard and to the best advantage of the Proprietary Subject Matter and that the same shall in no manner reflect adversely upon the good name of Licensor or the Proprietary Subject Matter.

28.11.

From time to time during the term, Licensor and Licensee will attempt to develop procedures designed to streamline the approval process for the Licensed Product and Advertising Materials made available by Licensee online, but yet preserve Licensor’ and its licensors’ control over the usage of the Proprietary Subject Matter (e.g., developing style guides setting forth permitted forms of usage of trademarks included in Proprietary Subject Matter on Licensee Web Site pages that are frequently updated and revised by Licensee).

28.12.

Prior to the launch of the first Licensed Product hereunder and  each anniversary thereafter, Licensee will deliver to Licensor a marketing plan setting forth, with respect to each Licensed Product that Licensee intends to exploit (i) production status, (ii) projected launch dates, (iii) advertising strategy (iv) revenue projections; and (v) such additional information as may be reasonably requested by Licensor from time to time.  Licensee shall provide Licensor with rights of consultation (but not approval) regarding the contents of each marketing plan.  Each of Licensor and Licensee will designate a group of its employees who will serve as the representatives of Licensor and Licensee, respectively, at periodic meetings that will be held to review marketing plans and to discuss issues of interest to Licensor or Licensee concerning their rights and obligations under this Agreement.  Licensee shall make modifications to the marketing plan each quarter for resubmission to Licensor in conjunction with such periodic meetings.

29.

DISTRIBUTION.

29.1.

The Proprietary Subject Matter shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, except that actual representations of a Licensed Product may be shown in advertising showing other articles distributed by Licensee, provided such use is not made in a manner that may be likely to cause doubt or confusion in the minds of the public as to the ownership of the Proprietary Subject Matter.

29.2.

Licensee shall use its reasonable best efforts, consistent with good and ethical business practices, in such a manner as to obtain the largest gross revenues from the exploitation of the Licensed Products as is reasonably possible.

30.

REPRESENTATIONS AND WARRANTIES; LEGAL OPINION.

30.1.

Licensor represents and warrants to Licensee that to Licensor’s knowledge Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder.  Licensor makes no representation or warranty as to the amount of receipts Licensee will derive or as to the quality or success of the Property.

30.2.

Licensee represents and warrants to Licensor that (i) it has full power and authority to enter into this Agreement and perform its obligations herein, (ii) except with respect to the Proprietary Subject Matter embodied therein, the Licensed Products do not infringe any copyrights, trademarks or other proprietary rights of any third party, (iii) none of the Licensed Products contains or will contain any virus, worm, time bomb, trojan horse, or other instrumentality, contamination or device that will cause any component of the Licensed Products to be erased, corrupted or become inoperable or incapable of processing, or affect operations of any other systems, (iv) it will not remove any copyright, trademark, proprietary rights, disclaimer, or warning notice included on or embedded in any part of any Property; (v) it will comply with all applicable foreign, federal, state, and local laws and Entertainment Software Rating Board guidelines in operating the Licensee Web Sites and distributing the Licensed Products or otherwise utilizing the Proprietary Subject Matter; (vi) Licensee has cash available or existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement; (vii) there is no broker or other person who would have any valid claim against Licensor for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Licensee and Licensee shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of them or otherwise claiming through them in connection with the transactions contemplated by this Agreement; (viii) in evaluating and entering into this Agreement, Licensee has not relied and is not relying on any representations, warranties or other statements, whether oral or written, except those representations and warranties specifically set forth in this Agreement; (ix) the Shares to be issued to the Licensor hereunder have been duly authorized and validly issued and, when issued, will be fully paid and non-assessable; and (x) the Shares to be issued to the Licensor will not be issued in violation of the statutory or contractual preemptive or other similar rights of any securityholder of the Licensee.

30.3

Licensee shall deliver to Licensor a legal opinion issued by an outside counsel to Licensee; in form and substance satisfactory to Licensor in its sole and absolute discretion, opining on the legality of the business to be conducted by Licensee after the Effective Date.

30.4

Licensee shall duly file with the Secretary of State of Delaware the Certificate of Designation, and the Certificate of Designation shall be effective, prior to the Effective Date and the Shares shall be duly issued to Licensor on the dates set forth in Section 15.

31.

TERMINATION.

31.1.

In addition to any and all other remedies available to it hereunder, Licensor may terminate this Agreement effective immediately upon written notice to Licensee if Licensee fails to pay the Minimum Installment against Royalties in the amount(s) and at the time(s) specified in Paragraph 15. Without limiting the generality of the foregoing, Licensee’s failure to make any payment due to Licensor upon redemption of the Shares, for any or no reason, on each anniversary date set forth in Section 5(b) of the Certificate of Designation  shall be deemed a monetary default entitling Licensor to terminate this Agreement effective immediately upon a 5 day written notice to Licensee.

31.2.

In addition to any and all other remedies available to it hereunder, on twenty (20) business days prior written notice to Licensee, Licensor may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the twenty (20) day notice period), upon the occurrence of any of the following circumstances, provided that during such twenty (20) day period, Licensee fails to cure the breach to Licensor's reasonable satisfaction:

31.2.1.

Licensee makes, sells, offers for sale, uses or distributes any Licensed Product without having the prior written approval of Licensor as specified in Section 28, or continues to make, sell, offer for sale, use or distribute any Licensed Product after receipt of notice from Licensor disapproving of same.

31.2.2.

Licensee materially breaches any provision of this Agreement.

31.2.3.

Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Licensed Products because of safety, health or other hazards or risks to the public.

31.2.4.

Licensee fails to immediately discontinue the advertising, distribution or sale of Licensed Products which do not contain the appropriate legal legend.

31.2.5.

Licensee fails to make timely payment of Royalties when due or fails to make timely submission of Royalty Reports when due.

31.3.

In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor's satisfaction:

31.3.1.

Licensee fails to obtain or maintain insurance as required under Section 27 hereof.

31.3.2.

Licensee violates any of its other obligations or materially breaches any of its representations and warranties hereunder.

32.

EFFECT OF TERMINATION.

32.1.

On expiration or termination of this Agreement, the license and related rights herein granted shall immediately revert to Licensor, all Royalties (including without limitation Minimum Installments) shall be immediately due and payable without set-off of any kind, except with respect to amounts to be recouped against the Minimum Installment, and no portion of the Asset Purchase Fee paid to Licensor shall be refunded to Licensee.  Licensee shall immediately stop the sale and distribution of all Licensed Products and shall send Licensor a complete report and accounting with full payment due, within thirty (30) days after such expiration or termination.

32.2.

On expiration or termination of this Agreement, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Licensor.  All Artwork and other materials supplied to Licensee by Licensor hereunder shall be immediately returned to Licensor.  Licensee agrees that (i) its failure to cease the sale and/or distribution of Licensed Products upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

32.3.

The following provisions shall survive expiration of termination of this Agreement:  Sections 23, 24, 25, 26, 27, 30, and 31-44.

33.

NOTICES.  All notices, demands, contracts or waivers hereunder shall be given in writing by mail, messenger, overnight air courier or telecopier addressed as indicated in Paragraph 1 or as otherwise indicated in writing by a party hereto, with a copy, in the case of a notice to Licensor, to:  Atari, Inc., 417 Fifth Avenue, New York, NY 10016, Attention: General Counsel; facsimile: (212) 726-4214.  The date of messengering or telecopying shall be deemed to be the date of service.  Five (5) business days from the date of mailing shall be deemed to be the date of service for mailed notices.  One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices where delivery is acknowledged in writing by addressee.

34.

NO MODIFICATION; WAIVER.  The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto.  No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

35.

ENTIRE AGREEMENT.  This Agreement, and any confidentiality agreement Licensee may have signed pertaining to the Property or Proprietary Subject Matter, shall constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

36.

RELATIONSHIP OF THE PARTIES.  This Agreement does not appoint either party as the agent of the other party, or create a partnership of joint venture between the parties.

37.

GOVERNING LAW.  This Agreement shall be construed and interpreted pursuant to the laws of the State of  New York and the parties hereto submit and consent to the jurisdiction of the courts of the State of  New York, including Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement.  Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of  New York, and waives any objection thereto on the basis of personal jurisdiction or venue.

38.

SEVERABILITY.  Each of the restrictions and provisions contained in this Agreement shall be construed as independent of every other such restriction and provision, to the effect that if any such restriction or provision or the application of any such restriction or provision to any person, firm or company or in any circumstances, shall be determined to be invalid and unenforceable for any reason whatsoever (including, without limitation, by reason of any legislation or other provision having the force of law or by reason of any decision of any court or other body or authority having jurisdiction over the parties to this Agreement, including, but not limited to, the European Commission and the European Court of Justice) such restriction or provision or such part thereof shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement (but only to the extent that in any jurisdiction any such restriction or provision or part thereof requires to be deleted pursuant to the foregoing provisions hereof and so far only as concerns that jurisdiction) and such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement which shall continue in full force and effect.

39.

CONFIDENTIALITY; PUBLICITY.  Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, Licensee shall not publicly divulge or announce, or in any manner disclose to any third party, any information or matters revealed to Licensee pursuant hereto, or any of the specific terms and conditions (including but not limited to Royalty Rates, Asset Purchase Fee, Minimum Installments and Net Sales of Licensed Products) of this Agreement.  Neither party shall make any public announcement regarding the existence or subject matter of this Agreement, nor make any use of the other party’s trademarks, trade names, logos, or business name(s) and products without such party’s prior written approval and consent.

40.

COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

41.

FURTHER ASSURANCES.  The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided.

42.

HEADINGS.  The headings contained in this Agreement are for convenience and reference purposes only.  They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

43.

ASSIGNMENT.  Licensee's rights and obligations hereunder are personal to Licensee and shall not be assigned to any affiliate of Licensee (including, without limitation, subsidiary and parent companies, and partnerships, joint ventures and the like, in which Licensee has an interest) or other person without the consent of Licensor. Licensee’s rights and obligations hereunder shall not be sublicensed, mortgaged or otherwise transferred or encumbered by Licensee unless otherwise previously agreed in writing by Licensor in its sole and absolute discretion.  Licensor reserves the right to assign this Agreement to any third party and to hypothecate or pledge this Agreement as collateral for any purpose.  In the event of any such assignment, Licensee shall pay the Royalties and the Minimum Installment due hereunder as directed by Licensor.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Licensor.  Licensee recognizes the rights of Hasbro, Inc. in and to the Licensed Properties and acknowledges that Hasbro, Inc. is a third-party beneficiary of this Agreement, with the right to bring suit directly against Licensee.

44.

INJUNCTIVE REMEDIES.  Licensee acknowledges that its failure to perform any of the material terms or conditions of this Agreement shall result in immediate and irreparable damage to Licensor.  Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof, Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief in equity issued from a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the day first above written.

ATARI, INC.

By:

Name:

Harry Rubin

Title:

Senior Executive Vice President

Date:

GAMES, INC.

By:

Name:

Title:

Date:

#

In consideration of and as further inducement to Licensor entering into the Agreement, Chicago West Pullman LLC (“Chicago West Pullman”) hereby warrants, guarantees, and agrees to be bound by all the terms, conditions, obligations of the agreement, and of the full performance of each and every provision of the Agreement related to the Asset Purchase Fee and Minimum Installment (including, making payment, for and on behalf of the Licensee, upon redemption of the Shares and taking all actions necessary to ensure that such redemption payment does not violate Section 151 of the Delaware General Corporation Law, as such actions are required by the Certificate of Designation to be filed in accordance with Section 30.4 hereof), including without limitation, Sections 14, 15, and 23.1 of the Agreement.  Chicago West Pullman guarantees the Licensee will perform each and every provision of the Agreement related to the Asset Purchase Fee and Minimum Installment, regardless of changes or revisions to the Agreement.  This guarantee shall be construed as absolute, continuing, and unlimited, and shall be enforceable against Chicago West Pullman without the obligation first to proceed against the Licensee.  If the Licensee shall fail or cease to perform as required in the Agreement, the Agreement shall be enforceable directly against Chicago West Pullman. This provision will cease to be in effect after Games Inc. has made the required minimum payments and royalties due to Atari and Hasbro under this Agreement.

CHICAGO WEST PULLMAN LLC

By:

Name:

Title:

Date:

#

Schedule A

Property

 Original versions of the classic board or arcade game, with territorial restrictions, if any:

Licensed IP	Any Exclusions
*Backgammon	None
*Bridge	None

*Checkers	None
*Chess	None
*Chinese Checkers	None
*Cribbage	None
*Euchre	None

*Gin Rummy	None
*Hearts	None
*Spades	None

*Represents non-royalty bearing, except as expressly provided in this Agreement

Hasbro Property	Any Limitations or Exclusions
Battleship	Skill based tournament play is subject to Section 7
Boggle	Excluding Italy and Italian Switzerland, Italian language version; Skill based tournament play is subject to Section 7
Boggle Jr.	Excluding Italy and Italian Switzerland, Italian language version; Skill based tournament play is subject to Section 7
Candyland	No skill based tournament play
Chutes & Ladders	No skill based tournament play
Clue	Skill based tournament play is subject to Section 7
Clue Jr.	No skill based tournament play
Game of Life	Skill based tournament play is subject to Section 7
Hi-Ho Cherry O	US and Canada only; No skill based tournament play

Mr. Potato Head	No skill based tournament play
Monopoly	Excluding Italy and Italian Switzerland, Italian language version; Skill based tournament play is subject to Section 7
Pay Day	No skill based tournament play
Pit	Skill based tournament play is subject to Section 7
Risk	Excluding Italy; Skill based tournament play is subject to Section 7
Rook	Skill based tournament play is subject to Section 7
Scattergories	Skill based tournament play is subject to Section 7
Scrabble	US, US territories, APO/FPO and Canada only; Skill based tournament play is subject to Section 7
Silly Six Pins	No skill based tournament play
Sorry	Skill based tournament play is subject to Section 7
Yahtzee	Skill based tournament play is subject to Section 7

#

Atari Property	Any Exclusions
Centipede

►

If an online game is derived from any code delivered by Leaping Lizards (Centipede 3D PC and PSX products), Leaping Lizards has (a) right of first negotiation to provide “similar deliverables” for online games and (b) potential royalty rates.

Missile Command

►

If an online game is derived from any code delivered by Meyer/Glass Interactive (Missile Command PSX and PC products), Leaping Lizards has right of first negotiation to provide “similar deliverables” for online games.

Tempest	► None
Millipede	► None
Super Breakout	► None
Lunar Lander	► None
Gravitar	► None
Red Baron	► None
Asteroids

►

Rights granted in and to the Asteroids product are limited in the following respect.  Licensee may exploit such product, provided that it does not develop, produce, manufacture, publish, market, advertise, promote, distribute, sell, sublicense or otherwise exploit, on any platform, in any territory, any product that could be deemed a "derivative interactive entertainment software product" based on the Asteroids entertainment software product as it existed prior to March 1997.

Asteroids Deluxe	► None
Space Duel	► None
BattleZone

►

Rights granted in and to the BattleZone product are limited in the following respect.  Licensee may exploit such product, provided that it does not develop, produce, manufacture, publish, market, advertise, promote, distribute, sell, sublicense or otherwise exploit, on any platform, in any territory, any product that could be deemed a "derivative interactive entertainment software product" based on the Battlezone entertainment software product as it existed prior to August 1997.

#

Schedule B

The following servers:

Model 420 / Serial Number 038H3558

Model 220 / Serial Number 037H3190

Model 220 / Serial Number 037H318C

#

Schedule C

The following are Licensee websites, subject to the Terms and Conditions of the agreement:

www.gameland.com

www.myfreechance.com

www.gamebanc.com

www.luckybucks.net

www.cards2.net

www.gamesuites.com

www.gamesinc.net

www.ad-bot.com

www.cards.com

www.yournumbers.com

www.dotcomdollars.com

www.dollarbill.com

www.winningdollars.com

www.winmail.com

www.wavegame.com

www.wavegames.com

www.cardtoons.com

www.comicmessenger.com

Licensee websites that are restricted from running any Atari or Hasbro IP games as per the agreement, and can be solely used for advertising purposes subject to the terms and conditions of the agreement.

www.lottery.com

www.skillmoney.com

#

Schedule D

Certificate of Designation of Series G Preferred Stock of Games, Inc.

#

 Schedule E

HASBRO, INC.

Atari Interactive, Inc.

50 Dunham Road

Beverly, MA  01915-1844

Attention:  Mr. John Hurlbut

Re:

Games Inc.

Dear John:

Hasbro, Inc. is aware that its licensee, Infogrames Entertainment SA, intends to enter into an agreement with Games Inc. under which Games Inc. would purchase the URL www.Games.com and certain other assets from an Infogrames subsidiary and become a sublicensee of certain Hasbro Intellectual Property (IP) (although Hasbro has not been allowed to see a copy of the agreement(s) between Infogrames and/or its subsidiaries and Games Inc.).

Hasbro gave its consent to the sublicense in our approval memorandum to you and Glenn Magala, dated September 26, 2003.  You have requested this letter as a further statement or clarification of certain points in the September 26 memo.

Hasbro acknowledges that Games Inc. will create a series of skill-based tournament games based on certain Hasbro IP, and that those tournaments will have certain characteristics:

1.

Related only to this agreement, the definition of a tournament is a series of games resulting in a winner and runner-up winners.

2.

Skill-Based Tournaments will be of these general types; Private and Public Winner-Take-All, and various Ladder tournaments. Any other skill based tournament types will be subject to Hasbro’s approval.  For avoidance of doubt, this does not mean that a tournament will not be subject to Hasbro’s approval simply because it is a Private or Public Winner-Take-All or a Ladder tournament.

3.

Games Inc. will limit tournaments to two (2) each day for each Hasbro IP-Brand.  Each tournament for each Hasbro IP-Brand will be subject to Hasbro’s prior approval.  For the avoidance of doubt, Games, Inc. shall not be required to resubmit a tournament for a certain Hasbro IP-Brand if such tournament (including, without limitation, its frequency, prizes, rules, game play and appearance) conforms in all material respects with a previously approved tournament for such Hasbro IP Brand.  Any increase in the daily offering of tournaments must be approved by Hasbro.

4.

Entrants will pay Games Inc. to participate in the tournaments and winners advancing to each subsequent round may be awarded tokens.

5.

Each token will have a value of $1.

6.

Players may accumulate no more than 2500 tokens in the player’s account before having to redeem tokens for an award and may hold the tokens for one (1) year from the date of their winning. Tokens may only be redeemed through Games, Inc and may not be wagered or exchanged, traded or sold for cash or other consideration amongst players, and Games Inc. will not transfer tokens between players’ accounts.  As a sole exception, Games Inc. may allow two players to direct Games Inc. to combine their token accounts for the purpose of redeeming the amount in the combined account for a prize, provided that one player has not sold its account to the other or otherwise transferred its account for cash or other consideration.

7.

Tokens will be awarded to winners based on the following matrix.  Games, Inc. shall provide Hasbro and Atari with rights of consultation regarding tournament frequency per Hasbro IP-Brand and Maximum Token Award per Tournament on a quarterly basis, but these amounts may not be increased without Hasbro’s consent.

Games, Inc Hasbro Property Tournament Frequency
Tournament Frequency per IP	Maximum Token Award per Tournament
Once or Twice Daily	100
Weekly	700
Monthly	1500
Annual	2500

8.

Hasbro recognizes that competitive conditions in the online games market may require Games Inc. to raise the level of possible prize awards to the players. Hasbro will discuss with Atari and Games Inc. allowing Games Inc. to raise the level of total token award to a single player. Also, due to the changing marketplace, the parties will review the token award levels on a quarterly basis.  But Hasbro has no obligation to agree to increase such levels.

9.

From time to time and due to IP tournament play popularity, games, inc. may desire to change the frequency of tournaments within an IP. Hasbro will discuss with Atari and Games Inc. allowing Games Inc. to alter this frequency.  But Hasbro has no obligation to agree to increase such frequency.

10.

There may be casual tournaments among friends or groups held in private rooms and that these casual tournaments total plays, which award nothing to any entrants or winners, are not included in our weekly/daily/monthly/yearly tournament count.  Players will not be allowed to engage in wagering on the site within these private rooms and Games, Inc will include such language in their usage guidelines.

Please see our September 26, 2003 memorandum for additional terms with respect to Hasbro’s approval of the sublicense to Games Inc., although Hasbro acknowledges that the number of tokens that a player can accumulate is changed by paragraph 6 of this letter, and the SORRY property has replaced MILLE BORNES.

Sincerely,

Tom Klusaritz

Vice President

Global Publishing & New Business Development

#